Exhibit 99.1

Q1 2026

Shareholder Letter

investors.block.xyz

To Our Shareholders

We continued to deliver strong financial performance in the first quarter as AI became more central to how Block operates and what we build for customers. We exceeded our guidance across gross profit, Adjusted Operating Income, and Adjusted EPS. We are raising our full year outlook and now expect gross profit growth of 19% in 2026, along with margin expansion and Adjusted Diluted EPS growth of 62%.

In my last letter, I shared that AI tools have changed what it means to build and run a company. A significantly smaller team, using the tools we are building, can do more and do it better. We were early and deliberate in this strategy. In early 2024, we began developing goose, which was the first agentic harness to enable foundation models to execute work across an enterprise. That work is now changing how Block runs.

Velocity continues to increase. As of mid-April, production code changes per engineer are up over 2.5x compared to January. A combination of our AI investments and our broader focus on reliability are also driving tangible improvements in quality: incident rates after a production code change were down over 70% in the first quarter of 2026 compared to the first quarter of 2025, and down over 40% relative to the fourth quarter of 2025. In the two months since our organizational change, incident rates have continued to improve compared to the beginning of the first quarter.

One example is Builderbot. Large codebases get harder to change safely as companies scale. Builderbot helps protect our codebase by evaluating proposed changes against a broader view of our systems, so teams can move faster without creating avoidable complexity. In the first two weeks of April, Builderbot and other AI tools reviewed over 90% of production code change requests that were made. As of early April, Builderbot is executing over 200,000 operations per day and is making 15% of our production code changes nearly fully autonomously, with people only intervening to make the final decision to push to production.

The same shift is beginning to show up in our customer products. Moneybot is now live across Cash App and Managerbot is available to over 1 million sellers, with general availability in the U.S. expected in June. Moneybot helps customers spot and act on patterns that can erode their financial lives, like forgotten subscriptions, spending that drifts from their goals, or timing gaps between income and bills. Managerbot helps sellers see issues earlier, like food costs creeping up, staffing costs rising faster than revenue, or vendor and menu costs getting out of sync.

These products are examples of what we mean by protectors. Most AI products today are assistants or advisors: a human asks, AI answers. We think the next step is AI that is proactive. A protector watches for patterns, identifies risks or opportunities, and prompts customers or sellers to act before small issues become bigger ones.

Q1’26 Highlights[1]

Gross Profit

$2.91B

+27% YoY Growth

Cash App Gross Profit

$1.91B

+38% YoY Growth

Square Gross Profit

$982M

+9% YoY Growth

Operating Income

(Loss)

$(172)M

(6)% Margin[2]

Adjusted

Operating Income[3]

$728M

25% Margin

Diluted Net Income

(Loss) Per Share

(“EPS”)

$(0.52)

Adjusted Diluted EPS[4]

$0.85

1 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the first quarter of 2026.

2 Margins are all calculated as a percent of gross profit.

3 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

4 Adjusted Diluted EPS is a non-GAAP measure of profitability of our business. Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

1

Early usage gives us conviction that proactive intelligence can drive customer value. What we are seeing among early customers of Moneybot and Managerbot is that agency matters. When AI helps a customer take an action, they return at dramatically higher rates than when it merely informs. Moneybot’s suggestion prompts and Managerbot’s insight-led sessions both materially outperform open-ended chat, showing that customers value when these products surface the insights that matter most.

Discovery matters too. Both products perform best when they show up in context instead of waiting for a customer or seller to go looking for them. As we move to general availability, Moneybot and Managerbot are evolving to be always on, working within Cash App and Square, and proactively recommending the next best action.

Block has two advantages here. First, because we are remote-first, decisions, code, designs, and progress are recorded and machine readable, giving AI a useful operating model to learn from and act on. Second, our products give us permissioned financial context across both sides of commerce: how people earn, spend, save, borrow, and run their businesses, and how sellers accept payments, manage staff, use banking tools, access credit, and run payroll. That context compounds over time and is difficult to assemble.

Our roadmap is differentiated because it connects AI directly to the financial decisions customers and sellers already make every day. Internally, AI is helping us move faster and improve quality. Externally, it is helping us build products that act earlier for customers and sellers. We are building tools that absorb complexity for people rather than just helping them manage it. That is the shift we believe few companies are ready to deliver. We are.

2

Business Highlights

AI is transforming how and what we build.

As of early April, 100% of Block employees are using AI tools to do their work. One of these tools is Builderbot, which serves as both a multiplier for employees and an end to end automation layer, embedded across our engineering workflows, automating support, reviewing code changes, and initiating production-ready builds. The infrastructure enabling our increasing engineering velocity is the foundation for Moneybot and Managerbot, the proactive intelligence tools we’re building into the core interfaces of Cash App and Square.

We believe our focus on building proactive intelligence tools is differentiated and early adoption of Managerbot and Moneybot shows sellers and customers value when bots take action: approximately 70% of conversations on both Managerbot and Moneybot are initiated through proactive prompts. Sellers are 33% more likely to return to Managerbot if they experience an insight-led session and Cash App customers are 5x more likely to return to Moneybot after taking a recommended action, making insight-led engagement a strong predictor of continued Managerbot and Moneybot use. Our most engaged Moneybot customers are taking actions to track spending, set up savings goals, and analyze transaction history while our most engaged Managerbot sellers are looking to update and create catalog items and build marketing campaigns. Moneybot customers are requesting automations before the feature ships while sellers using Managerbot are asking for cross-workflow intelligence that aligns with our roadmap. Our focus is on designing these products to deliver in-context insights while supporting automation for our customers.

Neighborhoods is beginning to take hold in local communities.

Our pace of scaling Neighborhoods, our loyalty, discovery and rewards experience that connects Square sellers with consumers, accelerated into April as we introduced auto-enrollment and expanded Local Cash redemption to in-store purchases. As of March, we’ve scaled Neighborhoods to sellers representing $320 million in annualized gross payment volume (GPV), up 190% from December. Over the month of April alone we added more sellers to Neighborhoods than we did in the entire history of the product previously.

We’ve organized Neighborhoods around the concept of a follower: a consumer building a direct, first-party relationship with a Square seller to earn rewards and support their favorite local businesses, all within Cash App. This model is driving meaningful engagement: in April, we crossed 100K Cash App accounts following at least one seller on Neighborhoods, over 50% of whom were not active on Cash App in the 30 days prior to signing up. Total followers grew 94% between December and March, and we expect followers to continue to scale meaningfully as we expand the availability of Neighborhoods to more sellers. On average in our early testing cohorts, we’ve seen sellers reach over 1,000 followers in their first year on the platform, and on average, we’ve seen spend from followers reach 10% of seller GPV after three quarters on Neighborhoods. During Q1, followers transacted 50% more often than non-followers, and we’re giving Square sellers the tools to interact with and engage these critical customers.

Cash App Green is expanding our reach and deepening engagement. We ended March with 9.7 million Primary Banking Actives (PBAs)5, up 18% year over year.

Cash App Green, our status program, is helping drive Cash App deeper into new geographies by reaching customers in markets where our network is still developing. New Cash App Green cohorts skew younger: we estimate the average age of a Cash App Green Active is 34, compared to a median age of over 50 for traditional banking customers in the U.S. Our Cash App Green program reflects our focus on the modern earner, a growing segment of the workforce that earns income from multiple dynamic sources including hourly wages, gig work, freelancing, and entrepreneurship. Primary Banking Actives growth remained strong, helping drive continued strong Cash App Card performance in the first quarter. Cohorts engaged with Cash App Green show sustained improvements in retention, particularly among those actively using Cash App Green benefits.

5 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings or terms such as “primary banking actives” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners. A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families). A Primary Banking Active (PBA) is a Cash App account that receives inflows from ACH or certain original credit transactions relating to earned wages, excluding tax refunds and ACH transfers, or spent at least $500 per month across Cash App, including Cash App Card, Cash App Pay, Afterpay through Cash App, and ACH bill pay during a specified period.

3

In April, we expanded our banking functionality further into the next generation by introducing Cash App managed accounts for kids, a parent-sponsored experience for children ages 6-12. Approximately half of parents on Cash App today already use the platform to manage their children’s finances, and Cash App managed accounts for kids will now provide the opportunity for children to earn up to 3.25% interest on savings, receive money from trusted contacts, and design their own Cash App Card with oversight from a parent or legal guardian. This experience is built with trust and safety as a critical principle, including parental controls, curated contact permissions, and safeguards designed for age-appropriate financial access.

Consumer Lending Origination volume growth, which includes originations from Cash App Borrow and our BNPL products, accelerated to 82% year over year in the first quarter while maintaining healthy risk loss outcomes across new and mature cohorts.

Borrow originations nearly tripled year over year as we continued to expand eligibility into Cash App Green cohorts while increasing originations per active and maintaining strong risk loss performance. Afterpay Post-Purchase also remained on a strong growth trajectory and, through the first quarter, continued to exceed the early growth curve of Borrow. We observed customers who use both Borrow and Afterpay Post-Purchase demonstrating stronger repayment rates than customers who adopt just one product. In February, we began piloting Afterpay Pre-Purchase and are seeing strong early attach rates and in April we launched Afterpay for P2P transactions, marking another milestone in extending credit to our customers.

We’ve built proprietary credit infrastructure that spans our consumer credit products and meets customers across the key financial moments in their lives. This foundation has driven strong performance across our lending portfolio, and in May, extended the reach of our credit platform further as we began making Cash App Score visible to customers. Early data has been encouraging, with 80% of customers in testing reporting they took at least one of our recommended actions to improve their score. We expect to increase transparency and engagement by showing tangible steps for customers to improve their Cash App Score, providing greater incentive for customers to bring more of their financial lives onto Cash App and giving us the ability to assess creditworthiness more holistically. Over time, we expect this dynamic to compound, strengthening both customer outcomes and the depth of our customer relationships.

We continued to scale Square distribution across geographies and channels, and accelerated GPV growth to 13% in the first quarter.

U.S. New Volume Added (NVA) sustained strong growth in the first quarter, reflecting high ROI field sales investments made throughout 2025.6 We continued to see strong marginal ROIs on field sales and expanded our field sales team further in the first quarter, both in the U.S. and internationally. Beyond field sales, early results from over 140 independent sales organization (ISO) partnerships exceeded our expectations, with over 200% quarter over quarter growth in the number of new sellers coming onto Square from ISO partners in Q1. We continued to see healthy self-onboard NVA growth in the first quarter and International NVA growth was strong, driven by the expansion of our international field sales team.

Our product innovation and focus on expanding distribution have helped us win more large, upmarket sellers, including Steak Escape, a quick service restaurant (QSR) franchise with more than 20 locations that is rolling out Square across drive-through, kiosk, and in-store channels to replace a fragmented tech stack with our unified commerce platform. We also announced our partnership with GOLFTEC, the world’s largest provider of golf lessons and premium club fittings, who selected Square to power its payments and commerce infrastructure across 200+ U.S. locations.

6 New Volume Added (NVA) is the total gross payment volume (GPV) processed, or expected to be processed, by new sellers during their first 12 months on Square. While intended to represent incremental volume from new cohorts, it may also include GPV from existing sellers in cases such as new locations or event-based merchant tokens. For the purpose of this letter, figures exclude deactivated merchants.

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Financial Discussion

We delivered another strong quarter, as year-over-year gross profit growth accelerated to 27% and Adjusted Operating Income margin reached an all time high of 25%. Adjusted Operating Income grew by 56% year over year and Adjusted Diluted EPS grew by 52% year over year, reflecting continued strong execution as we seek to make intelligence central to how we operate. Cash App Commerce Enablement volume growth accelerated to 18%, Consumer Lending origination volume growth accelerated to 82%, and PBAs grew 18% year over year to 9.7 million in March.7 Square GPV growth accelerated to 13%, and we sustained strong NVA growth in the first quarter.8 We are raising our full-year guidance to reflect our strong execution and increased expectations for the remainder of the year. We now expect year-over-year gross profit growth of 19% in 2026, along with 27% Adjusted Operating Income margin and Adjusted Diluted EPS growth of 62%.

First Quarter 2026 Financial Highlights

Gross Profit	We outperformed our gross profit guidance, growing 27% year over year in the first quarter with gross profit growth accelerating across both Cash App and Square.

Profitability

We outperformed our Adjusted Operating Income guidance in the first quarter. Operating loss was $172 million while Adjusted Operating Income grew to a record $728 million. Net loss attributable to common stockholders was $309 million and Adjusted EBITDA was a record $1.0 billion. GAAP diluted net loss per share was $0.52, while Adjusted Diluted EPS grew 52% to a record $0.85.

Cash App Commerce Enablement and Consumer Lending Origination Volume

In the first quarter, Cash App Commerce Enablement volume growth accelerated to 18% year over year driven by strength in Cash App Card and accelerating BNPL volume growth. Cash App Consumer Lending origination volume growth accelerated to 82% year over year driven by strength in Cash App Borrow, where we saw 175% growth in origination volume as we sustained healthy risk loss performance.

Square Gross Payment Volume (GPV)

In the first quarter, Square GPV grew 13% and 11.5% year over year on a reported and constant currency basis, respectively, with U.S. GPV growing 8.2% year over year and International GPV growing 35% year over year (26% in constant currency).

Guidance

We are raising our guidance to reflect the strength we are seeing across our business. We now expect $12.33 billion in gross profit for 2026, reflecting growth of over 19% year over year. We expect full year Adjusted Operating Income of $3.34 billion, or 27% margin, growing 60% year over year, and we expect Adjusted Diluted EPS growth of 62%, to $3.85. We expect gross profit in the second quarter to grow 20% year over year to $3.04 billion with Adjusted Operating Income of $740 million, for Adjusted Operating Income margins of 24%.

7 Commerce Enablement volume includes GPV from Cash App Card, Cash App Pay, BNPL products, and Cash App Business.

8 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

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Block Financial Metrics

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Revenue ($M)	5,772	6,054	6,115	6,252	6,057

Commerce Enablement	2,567	2,898	2,999	3,050	2,938

Financial Solutions	875	985	1,095	1,222	1,322

Bitcoin Ecosystem	2,330	2,172	2,021	1,980	1,796

Gross Profit ($M)[9]	2,290	2,537	2,662	2,872	2,909

YoY Growth	9%	14%	18%	24%	27%

Commerce Enablement[10]	1,400	1,530	1,552	1,623	1,608

YoY Growth	9%	11%	11%	11%	15%

Financial Solutions	797	902	1,006	1,132	1,233

YoY Growth	16%	20%	34%	51%	55%

Bitcoin Ecosystem	92	105	104	118	68

YoY Growth	(19)%	4%	8%	10%	(26)%

Overall Block gross profit growth accelerated to 27% year over year in the first quarter, with 38% year-over-year growth in Cash App and 9% year-over-year growth in Square. Commerce Enablement year-over-year gross profit growth accelerated to 15%, led by strength in Cash App. Financial Solutions year over year gross profit growth also accelerated to 55% in the first quarter, driven by Cash App Consumer Lending. Bitcoin Ecosystem gross profit declined 26% year over year in the first quarter, driven by bitcoin trading dynamics and by a strategic decision to reduce the fee we charge on certain bitcoin transactions on Cash App.

9 Quarterly gross profit by category may not sum to total gross profit due to rounding.

10 Commerce Enablement gross profit reflects the impact of amortization of acquired technology assets.

6

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Gross Profit ($M)	2,290	2,537	2,662	2,872	2,909

YoY Growth	9%	14%	18%	24%	27%

Operating Income (Loss) ($M)	329	484	409	485	(172)

Operating Income (Loss) Margin (%) of gross profit	14%	19%	15%	17%	(6)%

Adjusted Operating Income ($M)	466	550	480	588	728
Adjusted Operating Income Margin (%) of gross profit	20%	22%	18%	20%	25%

Diluted EPS ($)[11]	0.30	0.87	0.74	0.19	(0.52)

Adjusted Diluted EPS ($)	0.56	0.62	0.54	0.65	0.85

Our performance in the first quarter demonstrates our ability to drive strong gross profit growth as we expanded Adjusted Operating Income margins and returned capital to shareholders, which translated into exceptional Adjusted Diluted EPS performance. On a GAAP basis, we generated $172 million in operating loss in the first quarter of 2026, which included $852 million in restructuring and other charges, driven by the organizational change we executed in February, and accrued legal contingencies. Adjusted Operating Income grew 56% year over year, supported by strong gross profit growth and disciplined execution. On a GAAP basis, we delivered diluted net loss per share of $0.52. Adjusted Diluted EPS grew 52% year over year to $0.85.

11 Q1 2026 diluted EPS reflects a negative $0.29 impact from a $173 million bitcoin remeasurement loss, compared to a negative $0.15 impact from a $93 million bitcoin remeasurement loss in Q1 2025 each on a pre-tax basis.

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Cash App

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Cash App Gross Profit ($M)	1,380	1,501	1,624	1,831	1,908

YoY Growth	10%	16%	24%	33%	38%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	57	57	58	59	59

YoY Growth	0%	0%	2%	3%	4%

Cash App Primary Banking Actives (M)	8.3	8.0	8.3	9.3	9.7

YoY Growth	17%	16%	18%	22%	18%

Commerce Enablement Volume ($B)[12]	46.7	48.3	49.7	54.7	55.0

YoY Growth	14%	14%	17%	17%	18%

Commerce Enablement Monetization Rate[13]	1.52%	1.53%	1.56%	1.61%	1.61%

Consumer Lending Origination Volume ($B)	9.7	11.9	13.6	18.5	17.6

YoY Growth	32%	40%	51%	69%	82%

Total Cash App Inflows ($B)[14]	77	77	79	83	88

YoY Growth	8%	8%	12%	15%	14%

Inflows Per Transacting Active ($)[15]	1,361	1,345	1,366	1,410	1,494

YoY Growth	8%	8%	10%	12%	10%

Financial Solutions Gross Profit per Active ($)[16]	10	11	13	15	16

YoY Growth	15%	21%	36%	57%	60%

Cash App gross profit increased 38% year over year, driven by growth across Cash App Borrow and Commerce Enablement, most notably our BNPL products and Cash App Card. Commerce Enablement volume growth accelerated to 18% year over year to $55.0 billion, driven by strength in Cash App Card and accelerating growth in Afterpay BNPL. Commerce Enablement monetization rate increased by 9 basis points year over year, driven by increased Afterpay Post-Purchase product attach. Financial Solutions Gross Profit per Active grew 60% year over year, driven by strength in Cash App Borrow. Cash App monthly transacting actives were 59 million in March, while PBAs grew 18% year over year to 9.7 million in March, up from 9.3 million in December. Inflows per transacting active grew 10% year over year in the first quarter, driven in part by more customers bringing their paychecks into Cash App.

12 Starting Q1 2026, Cash App Commerce Enablement volume includes Tap to Pay GPV within Cash App Business GPV. Prior periods have not been recast due to immateriality.

13 Cash App Commerce Enablement Monetization Rate is calculated by dividing Cash App Commerce Enablement gross profit by Cash App Commerce Enablement volume.

14 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

15 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

16 Financial Solutions Gross Profit per Active is calculated based on Cash App Financial Solutions gross profit in a given quarter divided by overall monthly transacting actives for the last month of the quarter. Cash App Financial Solutions gross profit includes gross profit from ATM, Borrow, Brokerage, Cash App Business Instant Deposit, Instant Deposit, Instant Pay, Interest Income, Paper Money Deposits, and Pools.

8

Cash App Consumer Lending origination volume growth accelerated to 82% year over year to $17.6 billion, driven by strength in Cash App Borrow. We continued to observe what we believe are industry-leading returns on capital as we expanded Consumer Lending to new customer cohorts, including newly eligible Cash App Green customers. Borrow loss rates remained healthy with new and mature customer cohort loss rates continuing to perform in line with our expectations.

Square

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Square Gross Profit ($M)	898	1,027	1,018	993	982

YoY Growth	9%	11%	9%	7%	9%

Total Square GPV ($M)	54,101	64,248	67,151	64,960	61,209

YoY Growth	7.2%	10%	12%	10%	13%

Constant Currency (“CC”) GPV YoY Growth	8.2%	9.9%	12%	10%	11%

Square U.S. GPV

YoY Growth	5.6%	7.0%	8.9%	7.0%	8.2%

% of Total Square GPV	82%	81%	79%	78%	78%

Square International GPV

YoY Growth	15%	25%	26%	24%	35%

CC GPV YoY Growth	21%	24%	25%	25%	26%

% of Total Square GPV	18%	19%	21%	22%	22%

Commerce Enablement (excluding Hardware) Monetization Rate[17]	1.30%	1.27%	1.20%	1.18%	1.22%

Financial Solutions Monetization Rate[18]	0.41%	0.38%	0.38%	0.41%	0.45%

Square GPV grew 13% and 11.5% year over year in the first quarter on a reported and constant currency basis, respectively, to $61.2 billion, reflecting strong NVA performance in 2025 from investments in sales and marketing and strong GPV retention. GPV from food and beverage sellers was up 21% year over year, our strongest growth rate since the first quarter of 2023, while GPV from retail sellers and services sellers grew 11% and 7% year over year, respectively. We saw a more pronounced acceleration in year-over-year growth for our mid-market seller segment (>$500K in annualized GPV) compared to our other seller segments during the first quarter.

Square gross profit grew 9% year over year in the first quarter, driven primarily by Financial Solutions, most notably Square Loans. Excluding hardware, which includes one-time customer acquisition costs, Square gross profit grew 11% year over year. We continue to expect Square gross profit to grow in line with GPV growth in the second half of the year after we fully lap the impacts of the operational processing change we made last year and the network remediation payment we received in the second quarter of 2025.

17 Square Commerce Enablement (excluding Hardware) Monetization Rate is calculated by dividing Square Commerce Enablement gross profit excluding hardware by total Square GPV. Square Commerce Enablement Gross Profit is primarily composed of Square Payments and Software.

18 Square Financial Solutions Monetization Rate is calculated by dividing Square Financial Solutions gross profit by total Square GPV. Square Financial Solutions Gross Profit is primarily composed of Square Loans, Instant Deposit, and Square Card.

9

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Operating Expenses[19]	1,960	2,052	2,252	2,387	3,081

Restructuring Share-Based Compensation	11	0	2	-	110

Amortization of Customer and Other Acquired Intangible Assets	34	34	34	34	34

Acquisition-Related and Integration Costs	0	1	0	0	0

Contingencies, Restructuring and Other Charges	78	16	21	54	743

Non-GAAP Operating Expenses	1,838	2,001	2,195	2,298	2,194

In the first quarter, general and administrative, product development, and sales and marketing expenses grew 74%, 37%, and 29% year over year on a GAAP basis, respectively, driven in part by higher personnel-related restructuring costs associated with the organizational changes we executed in February, as well as accrued legal contingencies recorded in general and administrative expenses. Non-GAAP general and administrative expenses decreased 4% year over year. Non-GAAP product development expenses decreased 9% year over year driven by reduced personnel-related costs, partially offset by higher software and cloud costs. Non-GAAP sales and marketing expenses grew 22%, with Cash App sales and marketing expenses up 36% and other sales and marketing expenses up 20% year over year.

Transaction, loan, and consumer receivable losses increased 195% year over year on a GAAP basis, driven primarily by growth in loan volumes. Cash App Borrow origination volume increased 175% year over year while Afterpay Post-Purchase origination volume grew over 15x year over year. Cohort level Borrow risk loss rates continue to be in line with our expectations and consistent with data we shared at Investor Day, with loss rates of 3.16%, 3.01%, and 2.67% for customers in the 0-6 month, 7-12 month, and 13+ month cohorts, respectively. Based on our Consumer Lending origination volume growth forecast and our expected mix of new and mature customer cohorts in Cash App Borrow, we expect transaction, loan, and consumer receivable losses growth rates to decline throughout the rest of 2026.

19 Quarterly figures presented may not sum precisely due to rounding.

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Key Profitability Measures and EPS ($M, except per share figures)

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26

Operating Income (Loss)[20]	329	484	409	485	(172)

Adjusted Operating Income	466	550	480	588	728

Net Income (Loss)	190	538	462	116	(309)

Adjusted Net Income	355	385	337	402	513

Adjusted EBITDA	813	891	833	930	1,010

Weighted-average shares used to compute Diluted EPS	635	619	622	614	598

Weighted-average shares used to compute Adjusted Diluted EPS	635	619	622	616	604

Diluted EPS ($)	0.30	0.87	0.74	0.19	(0.52)

Adjusted Diluted EPS ($)	0.56	0.62	0.54	0.65	0.85

20 Q1 2026 operating income included $852 million in (i) restructuring and other charges, which include restructuring share-based compensation expense driven by the organizational change we executed in February, and (ii) accrued legal contingencies.

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Non-GAAP Cash Flow ($M)

	Q1’25	Q2’25	Q3’25	Q4’25	Q1’26	TRAILING 12 MONTHS[21]

Net cash provided by operating activities	133	374	1,451	621	966	3,412

Less: Purchase of property and equipment	(32)	(31)	(51)	(41)	(31)	(154)

Free Cash Flow	101	343	1,400	580	935	3,258

Reversal of:

Changes in settlements receivable	88	170	33	196	(90)	309

Changes in customers payable	(165)	(151)	3	(61)	122	(87)

Changes in settlements payable	0	-	-	-	(2)	(2)

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(0)	(0)	(0)	(2)

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,899)	(7,740)	(7,915)	(9,592)	(7,788)	(33,035)

Proceeds from principal repayments and sales of consumer receivables	7,602	7,892	8,227	9,213	8,441	33,773

Purchases and originations of loans originally classified as held for investment	-	(1,164)	(6,480)	(9,986)	(10,646)	(28,275)

Proceeds from repayments of loans originally classified as held for investment	-	457	5,172	8,451	10,232	24,313

Warehouse facilities cash flows included within financing activities in the GAAP statement of cash flows:

Proceeds from warehouse facilities borrowings	223	213	13	857	224	1,306

Repayments of warehouse facilities borrowings	(1,091)	(151)	(215)	-	(1,065)	(1,431)

Non-GAAP Cash Flow	(141)	(131)	239	(342)	363	128

YoY Change	(122)%	(128)%	(52)%	(189)%	357%	(89)%

Net cash provided by (used in) investing activities	915	(486)	(1,101)	(2,130)	300	(3,417)

Net cash provided by (used in) financing activities	(1,212)	(908)	1,467	40	(252)	347

In the first quarter of 2026, we continued to prudently invest in our lending products, including growing Cash App Borrow given the strong unit economics and returns we have seen. Within our non-GAAP cash flow, we have deployed $2.8 billion in capital to grow our lending products over the last 12 months. We also remain focused on returning capital to shareholders. In November 2025, our board of directors authorized an increase to our share repurchase program of up to an additional $5 billion of our Class A common stock, and in the first quarter we repurchased 10.7 million shares of our Class A common stock for an aggregate amount of $636 million. As of March 31, 2026, we had $4.7 billion in remaining authorization for repurchases.

We ended the quarter with $9.1 billion of total liquidity, with $8.2 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $900 million available to be withdrawn from our revolving credit facility and $961 million available to be withdrawn under our warehouse funding facilities.

21 Quarterly figures presented may not sum precisely due to rounding.

12

Guidance

2026 Outlook22

2026

Gross Profit	$12.33B

YoY Growth	19%

Adjusted Operating Income	$3.34B

% Margin	27%

Rule of X23	46%

Adjusted Diluted EPS	$3.85

YoY Growth	62%

We now expect to deliver $12.33 billion in gross profit in 2026, representing 19% year-over-year growth, along with $3.34 billion in Adjusted Operating Income and $3.85 in Adjusted Diluted EPS. Our increased guidance across gross profit, Adjusted Operating Income, and Adjusted Diluted EPS reflects our outperformance in the first quarter and increased expectations for the remainder of the year.

Our Adjusted Operating Income and Adjusted Diluted EPS guidance translate to 60% and 62% growth year over year, respectively. We plan to deliver this margin expansion and grow Adjusted EPS meaningfully at scale while investing in our business to sustain long term growth.

22 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

23 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

13

Q2 2026 Outlook24

Q2 2026

Gross Profit	$3.04B

YoY Growth	20%

Adjusted Operating Income	$740M

% Margin	24%

Rule of X	44%

Adjusted Diluted EPS	$0.86

YoY Growth	39%

In the second quarter we expect to deliver gross profit of $3.04 billion, representing 20% year-over-year growth, and $740 million in Adjusted Operating Income, representing 35% year-over-year growth and 2 points of margin expansion compared to the second quarter of 2025. We expect to increase go to market spend meaningfully in the second quarter as we continue to see opportunities to invest in high ROI growth initiatives. We also expect to deliver $0.86 in Adjusted Diluted EPS in the second quarter, or 39% growth year over year, as our strong growth translates into strong per share financial performance for shareholders.

24 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

14

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, May 7, 2026, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the second quarter of 2026 on August 5, 2026, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

15

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Afterpay Post-Purchase; the expected benefits of AI tools to our employees, to our customers, to the pace of our innovation and to our overall business, the expected benefits of our products to our customers and the impact of our products on our business; our expectations related to our recently announced workforce reduction and anticipated costs, impact, risks and benefits of such action; and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; risks related to our recently announced workforce reduction and related reorganization, including the potential for increased reliance on proactive intelligence and artificial intelligence tools; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for commerce and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; risks related to disruptions in or negative perceptions of the cryptocurrency market; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully develop and integrate artificial intelligence, including generative AI, into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs;

as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2026 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-GAAP

Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Free Cash Flow, Non-GAAP Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL products.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), and Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the discrete benefits from the release of valuation allowances on our deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating Adjusted Diluted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate Adjusted Diluted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies,

16

restructuring, and other charges; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss), Adjusted EPS, and Adjusted Diluted EPS we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Non-GAAP Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; purchases and originations of loans originally classified as held for investment; proceeds from repayments of loans originally classified as held for investment; proceeds from warehouse facilities borrowings; repayments of warehouse facilities borrowings; and sales, and principal payments, and forgiveness of PPP loans. We present Non-GAAP Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Non-GAAP Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin,

Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

17

Condensed Consolidated Statements of Operations

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED
	Mar. 31, 2026	Mar. 31, 2025

Revenue:

Commerce enablement revenue	$2,938,470	$2,566,975

Financial solutions revenue	1,321,985	875,011

Bitcoin ecosystem revenue	1,796,392	2,329,810

Total net revenue	6,056,847	5,771,796

Cost of revenue:

Commerce enablement costs	1,317,459	1,152,200

Financial solutions costs	89,375	77,922

Bitcoin ecosystem costs	1,727,957	2,237,397

Amortization of acquired technology assets	12,817	14,674

Total cost of revenue	3,147,608	3,482,193

Gross profit	2,909,239	2,289,603

Operating expenses:

Product development	1,038,873	760,699

Sales and marketing	650,508	504,460

General and administrative	857,564	491,797

Transaction, loan, and consumer receivable losses	500,125	169,689

Amortization of customer and other acquired intangible assets	34,159	33,656

Total operating expenses	3,081,229	1,960,301

Operating income (loss)	(171,990)	329,302

Interest expense, net	53,195	17,243

Remeasurement loss on bitcoin investment	172,818	93,351

Other income, net	(5,426)	(8,342)

Income (loss) before income tax	(392,577)	227,050

Provision for (benefit from) income taxes	(83,982)	38,328

Net income (loss)	(308,595)	188,722

Less: Net income (loss) attributable to noncontrolling interests	86	(1,150)

Net income (loss) attributable to common stockholders	$(308,681)	$189,872

Net income (loss) per share attributable to common stockholders:

Basic	$(0.52)	$0.31

Diluted	$(0.52)	$0.30

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	597,586	619,370

Diluted	597,586	635,342

18

Condensed Consolidated Balance Sheets

In thousands, except per share data

	Mar. 31, 2026	Dec 31, 2025
	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$6,858,357	$6,564,092

Settlements receivable	1,224,007	1,359,983

Customer funds	5,941,180	4,771,824

Consumer receivables, net	2,287,001	2,670,322

Loans held for investment, net	3,430,619	3,382,957

Other current assets	4,025,261	4,107,702

Total current assets	23,766,425	22,856,880

Goodwill	11,956,264	11,849,018

Acquired intangible assets, net	1,245,784	1,281,670

Deferred tax assets	1,380,684	1,302,776

Bitcoin investment	617,290	777,515

Other non-current assets	1,019,634	1,482,028

Total assets	$39,986,081	$39,549,887

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$7,868,513	$6,805,366

Accrued expenses and other current liabilities	2,240,661	1,538,893

Current portion of long-term debt	1,574,374	1,573,259

Warehouse funding facilities, current	283,562	466,942

Total current liabilities	11,967,110	10,384,460

Warehouse funding facilities, non-current	258,938	897,941

Long-term debt	5,718,146	5,715,759

Other non-current liabilities	360,859	381,845

Total liabilities	18,305,053	17,380,005

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at March 31, 2026 and December 31, 2025. None issued and outstanding at March 31, 2026 and December 31, 2025.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at March 31, 2026 and December 31, 2025; 535,280 and 542,085 issued and outstanding at March 31, 2026 and December 31, 2025, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at March 31, 2026 and December 31, 2025; 59,991 and 59,993 issued and outstanding at March 31, 2026 and December 31, 2025, respectively.	—	—

Additional paid-in capital	18,601,896	18,895,405

Accumulated other comprehensive loss	(252,131)	(365,381)

Retained earnings	3,365,573	3,674,254

Total stockholders’ equity attributable to common stockholders	21,715,338	22,204,278

Noncontrolling interests	(34,310)	(34,396)

Total stockholders’ equity	21,681,028	22,169,882

Total liabilities and stockholders’ equity	$39,986,081	$39,549,887

19

Condensed Consolidated Statements of Cash Flows

Unaudited

In thousands

	THREE MONTHS ENDED
	Mar. 31, 2026	Mar. 31, 2025

Cash flows from operating activities:

Net income (loss)	$(308,595)	$188,722

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	95,977	88,948

Amortization of discounts and premiums and other non-cash adjustments	(279,936)	(265,168)

Non-cash lease expense	29,920	14,369

Share-based compensation	338,700	315,236

Loss on revaluation of equity investments	5,665	126

Remeasurement loss on bitcoin investment	172,818	93,351

Transaction, loan, and consumer receivable losses	500,125	169,689

Change in deferred income taxes	(79,027)	7,599

Purchases and originations of loans originally classified as held for sale	(1,799,095)	(5,032,615)

Proceeds from repayments of loans originally classified as held for sale	1,835,016	4,721,581

Changes in operating assets and liabilities:

Settlements receivable	89,666	(88,267)

Customers payable	(122,404)	164,904

Prepaid expenses	(70,774)	(147,946)

Other assets and liabilities	557,539	(97,193)

Net cash provided by operating activities	965,595	133,336

Cash flows from investing activities:

Purchases of marketable debt securities	(75,203)	(162,188)

Proceeds from maturities of marketable debt securities	137,055	147,508

Proceeds from sale of marketable debt securities	28,406	265,191

Payments for originations of consumer receivables	(7,788,370)	(6,898,769)

Proceeds from principal repayments and sales of consumer receivables	8,440,980	7,602,325

Purchases and originations of loans originally classified as held for investment	(10,645,803)	—

Proceeds from repayments of loans originally classified as held for investment	10,231,838	—

Purchases of property and equipment	(30,574)	(31,882)

Other investing activities	1,701	(7,477)

Net cash provided by investing activities	300,030	914,708

Cash flows from financing activities:

Payments to redeem convertible notes	—	(1,000,624)

Proceeds from warehouse facilities borrowings	223,953	222,824

Repayments of warehouse facilities borrowings	(1,065,192)	(1,091,137)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	618	2,283

Net increase in interest-bearing deposits	55,343	34,463

Repurchases of common stock	(635,988)	(445,298)

Change in customer funds, restricted from use in the Company’s operations	1,169,356	1,065,857

Net cash used in financing activities	(251,910)	(1,211,632)

Effect of foreign exchange rate on cash and cash equivalents	(471)	22,249

Net increase (decrease) in cash, cash equivalents, restricted cash, and customer funds	1,013,244	(141,339)

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	12,481,276	13,230,512

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$13,494,520	$13,089,173

20

Reportable Segment Disclosures

Unaudited

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations:

	THREE MONTHS ENDED
	Mar. 31, 2026

(in millions) (i)	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$1,086	$1,803	$49	$2,938

Financial solutions revenue	1,040	282	—	1,322

Bitcoin ecosystem revenue	1,744	28	25	1,796

Segment revenue	$3,871	$2,112	$74	$6,057

Cost of revenue:

Commerce enablement costs	$187	$1,096	$35	$1,317

Financial solutions costs	83	6	—	89

Bitcoin ecosystem costs	1,681	28	19	1,728

Amortization of acquired technology	12	1	—	13

Segment cost of revenue	1,963	1,131	54	3,148

Segment gross profit	$1,908	$982	$20	$2,909

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
	Mar. 31, 2025

(in millions) (i)	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$900	$1,627	$40	$2,567

Financial solutions revenue	649	226	—	875

Bitcoin ecosystem revenue	2,329	—	0	2,330

Segment revenue	$3,879	$1,852	$41	$5,772

Cost of revenue:

Commerce enablement costs	$176	$947	$29	$1,152

Financial solutions costs	73	5	—	78

Bitcoin ecosystem costs	2,237	—	0	2,237

Amortization of acquired technology	13	2	—	15

Segment cost of revenue	2,499	954	29	3,482

Segment gross profit	$1,380	$898	$12	$2,290

(i) Figures presented may not sum precisely due to rounding.

21

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED
Cash App (i) (in millions)	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Revenue:

Commerce enablement revenue	$1,086	$900	$940	$976	$1,096

Financial solutions revenue	1,040	649	733	834	949

Bitcoin ecosystem revenue	1,744	2,329	2,171	1,990	1,856

Segment revenue	$3,871	$3,879	$3,845	$3,800	$3,902

Cost of revenue:

Commerce enablement costs	$187	$176	$190	$185	$201

Financial solutions costs	83	73	78	83	84

Bitcoin ecosystem costs	1,681	2,237	2,064	1,895	1,773

Amortization of acquired technology	12	13	13	13	13

Segment cost of revenue	1,963	2,499	2,344	2,176	2,070

Segment gross profit	$1,908	$1,380	$1,501	$1,624	$1,831

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
Cash App (i) (in millions)	Mar. 31, 2025	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Revenue:

Commerce enablement revenue	$900	$832	$853	$848	$949

Financial solutions revenue	649	566	617	620	607

Bitcoin ecosystem revenue	2,329	2,775	2,659	2,462	2,461

Segment revenue	$3,879	$4,173	$4,129	$3,930	$4,017

Cost of revenue:

Commerce enablement costs	$176	$175	$181	$169	$200

Financial solutions costs	73	66	78	75	73

Bitcoin ecosystem costs	2,237	2,660	2,557	2,366	2,354

Amortization of acquired technology	13	14	14	14	14

Segment cost of revenue	2,499	2,914	2,830	2,624	2,641

Segment gross profit	$1,380	$1,259	$1,299	$1,306	$1,376

(i) Figures presented may not sum precisely due to rounding.

22

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED
Square (i) (in millions)	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Revenue:

Commerce enablement revenue	$1,803	$1,627	$1,915	$1,979	$1,905

Financial solutions revenue	282	226	251	261	273

Bitcoin ecosystem revenue	28	—	—	1	14

Segment revenue	$2,112	$1,852	$2,166	$2,241	$2,193

Cost of revenue:

Commerce enablement costs	$1,096	$947	$1,133	$1,216	$1,178

Financial solutions costs	6	5	5	6	6

Bitcoin ecosystem costs	28	—	—	1	14

Amortization of acquired technology	1	2	2	1	1

Segment cost of revenue	1,131	954	1,139	1,223	1,200

Segment gross profit	$982	$898	$1,027	$1,018	$993

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED
Square (i) (in millions)	Mar. 31, 2025	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024

Revenue:

Commerce enablement revenue	$1,627	$1,535	$1,764	$1,790	$1,751

Financial solutions revenue	226	195	215	212	220

Bitcoin ecosystem revenue	—	—	—	—	—

Segment revenue	$1,852	$1,730	$1,979	$2,002	$1,970

Cost of revenue:

Commerce enablement costs	$947	$903	$1,050	$1,063	$1,040

Financial solutions costs	5	4	4	5	5

Bitcoin ecosystem costs	—	—	—	—	—

Amortization of acquired technology	2	3	2	1	2

Segment cost of revenue	954	910	1,057	1,069	1,047

Segment gross profit	$898	$820	$923	$932	$924

(i) Figures presented may not sum precisely due to rounding.

23

Operating Segment Disclosures

Unaudited

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED
	Mar. 31, 2026	Mar. 31, 2025
Total segment gross profit	$2,889,683	$2,277,850

Add: Corporate and other gross profit	19,556	11,753

Less: Product development	1,038,873	760,699

Less: Sales and marketing	650,508	504,460

Less: General and administrative	857,564	491,797

Less: Transaction, loan, and consumer receivable losses	500,125	169,689

Less: Amortization of customer and other intangible assets	34,159	33,656

Less: Interest expense, net	53,195	17,243

Less: Remeasurement loss on bitcoin investment	172,818	93,351

Less: Other income, net	(5,426)	(8,342)

Income (loss) before applicable income taxes	$(392,577)	$227,050

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED
	Mar. 31, 2026	Mar. 31, 2025

Gross Payment Volume (GPV) (in millions)	$63,109	$56,797

Adjusted Operating Income (in thousands)	$727,672	$466,269

Adjusted EBITDA (in thousands)	$1,010,221	$812,794

Adjusted Net Income Per Share:

Basic	$0.86	$0.57

Diluted	$0.85	$0.56

	THREE MONTHS ENDED
(in millions)	Mar. 31, 2026	Mar. 31, 2025
Square GPV	$61,209	$54,101

Cash App GPV	1,900	2,695

Total GPV	$63,109	$56,796

	THREE MONTHS ENDED
(in millions)	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025
Square gross profit	$982	$898	$1,027	$1,018	$993

Less: Hardware contribution to Square gross profit	(41)	(24)	(34)	(41)	(43)

Square gross profit excluding Hardware (i)	$1,023	$922	$1,061	$1,059	$1,035

(i) Figures presented may not sum precisely due to rounding.

24

	THREE MONTHS ENDED

(in millions)	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Square commerce enablement gross profit	$706	$678	$781	$762	$726

Less: Hardware contribution to Square commerce enablement gross profit	(41)	(24)	(34)	(41)	(43)

Square commerce enablement gross profit excluding Hardware (i) (ii)	$747	$702	$814	$803	$769

(i) Figures presented may not sum precisely due to rounding.

(ii) Square commerce enablement gross profit reflects the impact of amortization of acquired technology assets.

	THREE MONTHS ENDED

(in millions)	Mar. 31, 2026	Mar. 31, 2025

Cash App sales and marketing expense	$390	$287

Other sales and marketing expense (i)	261	217

Total sales and marketing expense (ii)	$651	$504

(i) Other sales and marketing expenses include sales and marketing expenses related to Square and Corporate and Other.

(ii) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Mar. 31, 2026	Mar. 31, 2025

Product development expenses	$(1,039)	$(761)

Restructuring share-based compensation	90	8

Contingencies, restructuring and other charges	292	30

Non-GAAP product development expenses (i)	$(657)	$(724)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Mar. 31, 2026	Mar. 31, 2025

Sales and marketing expenses	$(651)	$(504)

Restructuring share-based compensation	8	1

Contingencies, restructuring and other charges	41	11

Non-GAAP sales and marketing expenses (i)	$(602)	$(492)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Mar. 31, 2026	Mar. 31, 2025

General and administrative expenses	$(858)	$(492)

Restructuring share-based compensation	12	2

Acquisition-related and integration costs	0	0

Contingencies, restructuring and other charges	410	37

Non-GAAP general and administrative expenses (i)	$(436)	$(453)

(i) Figures presented may not sum precisely due to rounding.

25

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Operating income	$(171,990)	$329,302	$484,293	$409,440	$485,371

Amortization of acquired technology assets	12,817	14,674	14,404	13,857	13,915

Acquisition-related and integration costs	362	320	1,042	345	352

Contingencies, restructuring and other charges	742,812	77,811	15,844	20,752	54,102

Restructuring share-based compensation	109,512	10,506	95	1,659	—

Amortization of customer and other acquired intangible assets	34,159	33,656	33,891	34,133	34,049

Adjusted Operating Income	$727,672	$466,269	$549,569	$480,186	$587,789

Adjusted Operating Income margin (%) of gross profit	25%	20%	22%	18%	20%

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED

	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Net income (loss) attributable to common stockholders	$(308,681)	$189,872	$ 538,458	$461,544	$115,762

Net income (loss) attributable to noncontrolling interests	86	(1,150)	(124)	54	(206)

Net income (loss)	(308,595)	188,722	538,334	461,598	115,556

Share-based compensation expense	229,188	304,730	297,246	307,721	293,523

Restructuring share-based compensation expense	109,512	10,506	95	1,659	—

Depreciation and amortization	95,977	88,948	92,397	92,119	96,065

Acquisition-related and integration costs	362	320	1,042	345	352

Contingencies, restructuring and other charges	742,812	77,811	15,844	20,752	54,102

Interest expense, net	53,195	17,243	23,687	34,652	53,781

Remeasurement loss (gain) on bitcoin investment	172,818	93,351	(212,165)	(59,588)	234,302

Other expense (income), net	(5,426)	(8,342)	13,389	(167,150)	(4,665)

Provision for (benefit from) income taxes	(83,982)	38,328	121,048	139,928	86,397

Loss on disposal of property and equipment	4,354	1,164	495	617	270

Acquired deferred revenue and cost adjustment	6	13	10	9	7

Adjusted EBITDA	$1,010,221	$812,794	$ 891,422	$832,662	$929,690

Adjusted EBITDA margin (%) of gross profit	35%	35%	35%	31%	32%

26

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Mar. 31, 2026	Mar. 31, 2025	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025

Net income (loss) attributable to common stockholders	$(308,681)	$189,872	$538,458	$461,544	$115,762

Net income (loss) attributable to noncontrolling interests	86	(1,150)	(124)	54	(206)

Net income (loss)	(308,595)	188,722	538,334	461,598	115,556

Acquisition-related and integration costs	362	320	1,042	345	352

Contingencies, restructuring and other charges	742,812	77,811	15,844	20,752	54,102

Restructuring share-based compensation expense	109,512	10,506	95	1,659	—

Amortization of intangible assets	46,976	48,330	48,295	47,990	47,964

Amortization of debt discount and issuance costs	3,886	3,299	2,835	3,335	4,030

Loss (gain) on revaluation of equity investments	5,665	126	(1,582)	(171,126)	326

Remeasurement loss (gain) on bitcoin investment	172,818	93,351	(212,165)	(59,588)	234,302

Loss on disposal of property and equipment	4,354	1,164	495	617	270

Acquired deferred revenue and cost adjustment	6	13	10	9	7

Income tax expenses (benefits) from deferred tax assets	—	—	(52,600)	(8,909)	3,313

Tax effect of non-GAAP net income adjustments	(264,918)	(69,371)	44,538	39,933	(58,861)

Adjusted Net Income - basic	$512,878	$354,271	$385,141	$336,615	$401,361

Cash interest expense on convertible notes	264	433	267	273	271

Adjusted Net Income - diluted	$513,142	$354,704	$385,408	$336,888	$401,632

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	597,586	619,370	612,882	610,199	606,682

Diluted	597,586	635,342	618,928	621,658	613,737

Net income (loss) per share attributable to common stockholders:

Basic	$(0.52)	$0.31	$0.88	$0.76	$0.19

Diluted	$(0.52)	$0.30	$0.87	$0.74	$0.19

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	597,586	619,370	612,882	610,199	606,682

Diluted	604,181	635,342	618,928	621,658	615,659

Adjusted Net Income Per Share:

Basic	$0.86	$0.57	$0.63	$0.55	$0.66

Diluted	$0.85	$0.56	$0.62	$0.54	$0.65

27

Non-GAAP Cash Flow

Unaudited

In thousands

	THREE MONTHS ENDED				TRAILING 12 MONTHS

	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Net cash provided by operating activities	$489	$519	$685	$14	$1,351

Less: Purchase of property and equipment	(32)	(38)	(57)	(27)	(154)

Free Cash Flow	$457	$481	$628	$(13)	$1,197

Reversal of:

Changes in settlements receivable	542	287	(2,407)	(370)	(2,402)

Changes in customers payable	(466)	(406)	2,192	534	2,155

Changes in settlements payable	7	1	—	—	1

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(4)

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,095)	(6,772)	(7,331)	(9,121)	(30,122)

Proceeds from principal repayments and sales of consumer receivables	6,825	6,903	7,415	8,780	30,700

Warehouse facilities cash flows included within financing activities in the GAAP statements of cash flows:

Proceeds from warehouse facilities borrowings	161	159	87	849	1,318

Repayments of warehouse facilities borrowings	(791)	(177)	(86)	(276)	(1,630)

Non-GAAP Cash Flow (i)	$639	$475	$497	$383	$1,214

Net cash provided by (used in) investing activities	$1,042	$(175)	$106	$(323)	$522

Net cash provided by financing activities	$32	$1,141	$72	$708	$709

(i) Figures presented may not sum precisely due to rounding.

(in millions)	Mar. 31, 2026	Mar. 31, 2025	Change

Consumer receivables, net	$2,287	$2,069	$218

Loans held for sale	746	1,322	(576)

Loans held for investment, net	3,431	403	3,028

Total lending products	$6,464	$3,794	$2,670

Less: Proceeds from warehouse facilities borrowings (i)			1,306

Less: Repayments of warehouse facilities borrowings (i)			(1,431)

Capital deployed to grow lending products			$2,795

(i) Proceeds from and repayments of warehouse facilities borrowings represent trailing twelve months cash flows for the period ended March 31, 2026.

28